EXHIBIT 11.2

CPI CORP. COMPUTATION OF EARNINGS PER COMMON SHARE - BASIC
(in thousands of dollars except share and per share amounts)
Twelve Weeks Ended May 2, 1998 and April 26, 1997
                                          Twelve Weeks Ended
                                         ----------------------
                                           May 2,     April 26,
                                            1998        1997
                                         ---------    ---------
Basic:

  Net loss applicable to common shares   $   (506)    $ (2,411)
                                         =========    =========

Shares:

  Weighted average number of
    common shares outstanding              17,536       17,283

  Less:  Treasury stock - weighted
    average                                (7,622)      (5,557)
                                         ---------    ---------
  Weighted average number of common
    and common equivalent shares
    outstanding                             9,914       11,726
                                         =========    =========
Net loss per common and common
    equivalent shares                    $  (0.05)    $  (0.21)
                                         =========    =========











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